Exhibit 99.5

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

June 27, 2026 and June 28, 2025

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of JRD Unico, Inc.’s (“JRD Unico”) financial condition, results of operations and liquidity and capital resources for the 13 and 26-week periods ended June 27, 2026 and June 28, 2025 should be read as a supplement to our Combined Financial Statements and accompanying notes.

Overview

JRD Unico, Inc., a C-Corporation, through its wholly owned subsidiaries, JRD Holdings LLC (“JRD”) and Jetro Holdings LLC (“JHLLC”), both limited liability companies, (collectively, the “Company”) is engaged primarily in the cash-and-carry distribution of food, restaurant supplies, and related items throughout the United States through its Jetro Cash and Carry (“Jetro”) and Restaurant Depot warehouses. Our wholesale stores sell food and supplies directly to independent restaurants, caterers, and non-profit organizations.

According to S&P Global, the cash-and-carry channel represents approximately 15.0% of the broader U.S. foodservice distribution industry as of the end of 2025.

Warehouses

As of June 27, 2026, we operate 167 large-format warehouse stores across 35 states that serve more than 725,000 independent restaurants and foodservice operators. The 12 Jetro warehouses (approximately 150,000 square feet each) target independent retail grocery stores, small wholesalers, non-profit organizations and independent restaurants. The 155 Restaurant Depot warehouses (approximately 60,000 square feet each) target the food service industry, including independent restaurants, small wholesalers, non-profit organizations, caterers and delis. Both Jetro and Restaurant Depot warehouses stand as a one-stop shop across a broad assortment of categories including fresh and low-priced products. We serve smaller, independent restaurants and businesses offering differentiated value propositions. Our philosophy is to provide our customers with high-quality goods at competitive prices. Our warehouse locations are within 10 - 15 miles of our customer base and open 7 days per week with hours that cater to the business-only customer. We achieve sales growth, in part, by opening new warehouses. We opened five new traditional Restaurant Depot warehouses in fiscal 2024 and an additional five in fiscal 2025. We also achieve sales growth through increases in comparable warehouse sales. Comparable warehouse sales growth is driven primarily by increases in customer traffic and average spend per customer. Customer traffic increases as we attract new customers and existing customers visit more frequently. As our warehouse base grows, we may experience lower initial operating profitability relative to existing warehouses and there can be some cannibalization of sales at existing warehouses when openings occur in existing markets.

Highlights

Our second quarter of fiscal 2026 results reflected sales growth of 3.7% as compared to second quarter of fiscal 2025. This growth was driven by inflation and volume growth from new warehouses. Gross profit increased 3.6% as compared to the second quarter of fiscal 2025, primarily attributable to effective management of product cost inflation. Operating income increased 5.6% as compared to the second quarter of fiscal 2025 largely due to growth within existing stores, new store openings and lower operating expenses. See below for a comparison of our fiscal 2026 results to our fiscal 2025 results, both including and excluding Certain Items (as defined below).

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

June 27, 2026 and June 28, 2025

Below is a comparison of results from the second quarter of fiscal 2026 to the second quarter of fiscal 2025:

•	Sales:

o	Increased 3.7%, or $153.3 million, to $4.3 billion;

•	Operating income:

o	Increased 5.6%, or $28.6 million, to $540.9 million;

•	Net income:

o	Increased 20.6%, or $60.7 million, to $355.6 million;

Below is a comparison of results from the first 26 weeks of fiscal 2026 to the first 26 weeks of fiscal 2025:

•	Sales:

o	Increased 2.5%, or $197.0 million, to $8.1 billion;

•	Operating income:

o	Increased 14.0%, or $132.5 million, to $1.1 billion;

•	Net income:

o	Increased 25.0%, or $141.7 million, to $708.7 million;

Strategy

Our mission is to be our customers’ one-stop shop for Savings, Selection and Service, 7 Days a Week. We are the leading cash-and-carry wholesaler and low-cost provider of food products, equipment and supplies for independent restaurants, grocers, caterers, small businesses and non-profits in the U.S. We have been supplying independent food businesses with quality products from large cash-and-carry warehouse stores since 1990. We became the leading low-cost alternative to other foodservice suppliers by eliminating the overhead of a traditional distributor, focusing on the needs of independent foodservice operators and offering free membership. Our strategy aims to enhance value for small independent restaurants and the consumers they serve by expanding access to more affordable, fresh food products and delivering more choice and convenience.

Employee Base

At June 27, 2026, we employed approximately 10,200 employees nationwide, including 9,300 full-time employees. In addition, approximately 55% of our employees are represented by unions.

Results of Operations

The following table sets forth the components of our combined results of operations with changes in amounts and changes expressed as a percentage increase or decrease over the comparable period in the prior year:

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

June 27, 2026 and June 28, 2025

	13-week period ended June 27, 2026	13-week period ended June 28, 2025	Change ($)	% Change
	(Dollars in millions)
Sales	$4,284.4	$4,131.1	$153.3	3.7%
Cost of sales	3,486.8	3360.9	125.9	3.7
Gross profit	797.6	770.3	27.4	3.6
Selling, general and administrative expenses	256.7	258.0	(1.3)	(0.5)
Operating income	540.9	512.3	28.6	5.6
Other expense, net		0.0
Interest expense	40.4	79.5	(39.1)	(49.2)
Interest expense - related parties	17.5	21.6	(4.1)	(19.1)
Interest income	(3.4)	(3.3)	(0.1)	2.8
Gain (Loss) on interest rate swaps, net	0.9	7.4	(6.5)	(87.9)
Amortization of deferred financing costs	0.5	0.5	(0.0)	(7.8)
Other income	(3.0)	(2.9)	(0.1)	3.1
Total other expense, net	53.0	102.9	(49.9)	(48.5)
Income before provision for income taxes	487.9	409.4	78.6	19.2
Provision for income taxes	132.4	114.5	17.9	15.6
Net income	$355.6	$294.9	$60.7	20.6%

	26-week period ended June 27, 2026	26-week period ended June 28, 2025	Change ($)	% Change
	(Dollars in millions)
Sales	$8,061.7	$7,864.7	$197.0	2.5%
Cost of sales	6,542.2	6,410.6	131.6	2.1
Gross profit	1,519.5	1,454.0	65.4	4.5
Selling, general and administrative expenses	441.8	508.8	(67.0)	(13.2)
Operating income	1,077.7	945.2	132.5	14.0
Other expense, net
Interest expense	86.2	116.4	(30.2)	(26.0)
Interest expense - related parties	31.9	44.0	(12.1)	(27.6)
Interest income	(6.9)	(6.6)	(0.4)	5.3
Gain (Loss) on interest rate swaps, net	(1.6)	20.7	(22.2)	(107.5)
Amortization of deferred financing costs	1.0	1.1	(0.1)	(7.9)
Other income	(5.9)	(5.6)	(0.3)	5.1
Total other expense, net	104.7	170.0	(65.3)	(38.4)
Income before provision for income taxes	973.0	775.2	197.8	25.5
Provision for income taxes	264.3	208.2	56.1	26.9
Net income	$708.7	$567.0	$141.7	25.0%

The following table sets forth the components of our combined results of operations expressed as a percentage of sales for the periods indicated:

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

June 27, 2026 and June 28, 2025

	13-week period ended June 27, 2026	13-week period ended June 28, 2025	26-week period ended June 27, 2026	26-week period ended June 28, 2025
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	81.4	81.4	81.2	81.5
Gross profit	18.6	18.6	18.8	18.5
Selling, general and administrative expenses	6.0	6.2	5.5	6.5
Operating income	12.6	12.4	13.4	12.0
Other expense, net	0.0	0.0	0.0	0.0
Interest expense	0.9	1.9	1.1	1.5
Interest expense - related parties	0.4	0.5	0.4	0.6
Interest income	(0.1)	(0.1)	(0.1)	(0.1)
Gain (Loss) on interest rate swaps, net	0.0	0.2	(0.0)	0.3
Amortization of deferred financing costs	0.0	0.0	0.0	0.0
Other income	(0.1)	(0.1)	(0.1)	(0.1)
Total other expense, net	1.2	2.5	1.3	2.2
Income before provision for income taxes	11.4	9.9	12.1	9.9
Provision for income taxes	3.1	2.8	3.3	2.6
Net income	8.3%	7.1%	8.8%	7.2%

Sales, Cost of sales, and Gross profit

Our sales and gross profit performance are influenced by multiple factors including price, volume, inflation, customer mix and product mix. Total sales increased in the second quarter of fiscal 2026, compared to the second quarter of fiscal 2025, by 3.7%. Inflation for the second quarter of fiscal 2026, compared to the second quarter of fiscal 2025, was 1.9%, primarily from higher inflation in the produce category, partially offset by deflation in perishables. The remaining increase was driven by growth from existing customers and new unit growth which was driven by the opening of three warehouses between the second quarter of fiscal 2026 and the second quarter of fiscal 2025.

Total sales increased in the first 26 weeks of fiscal 2026, compared to the first 26 weeks of fiscal 2025, by 2.5%. Inflation for the first 26 weeks of fiscal 2026, compared to the first 26 weeks of fiscal 2025, was 0.5%, primarily from higher inflation in the produce category, partially offset by deflation in perishables. The remaining increase was driven by growth from existing customers and new unit growth which was driven by the opening of four new warehouses between the first 26 weeks of fiscal 2026 and the first 26 weeks of fiscal 2025.

Total cost of sales increased in the second quarter of fiscal 2026, compared to the second quarter of fiscal 2025, by 3.7%, primarily due to new unit growth and existing customer sales volume growth, as well as product inflation. Total cost of sales increased in the first 26 weeks of fiscal 2026, compared to the first 26 weeks of fiscal 2025, by 2.1%, primarily due to new unit growth and existing customer sales volume growth, as well as product inflation.

We have been successful in managing inflation, resulting in an increase in cost of goods sold that tracks with increased sales and growth in gross profit of 3.6% in the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025, and resulting in an increase in gross profit of 4.5% in the first 26 weeks of fiscal 2026 compared to the first 26 weeks of fiscal 2025. Our gross margin rates, as a percentage of sales, were 18.6% in both the second quarter of fiscal 2026 and in the second quarter of fiscal 2025. Our gross margin rates, as a percentage of sales, were 18.8% in the first 26 weeks of fiscal 2026 and 18.5% in the first 26 weeks of fiscal 2025, an increase of 36 basis points. This improvement is primarily a result of disciplined strategic sourcing efforts in an effort to manage product cost inflation.

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

June 27, 2026 and June 28, 2025

Selling, general, and administrative expenses

Total Selling, general, and administrative expenses decreased 0.5% during the second quarter of fiscal 2026, as compared to the second quarter of fiscal 2025. Proceeds from the settlement of various litigation matters resulted in a 3.8% decrease in Selling, general, and administrative expenses, which was offset by increases in credit card charges, transaction expenses, liability insurance, and other items. Selling, general, and administrative expenses, as a percentage of sales, were 6.0% in the second quarter of fiscal 2026 and 6.2% in the second quarter of fiscal 2025.

Total Selling, general, and administrative expenses decreased 13.2% during the first 26 weeks of fiscal 2026, as compared to the first 26 weeks of fiscal 2025. Proceeds from the settlement of various non-recurring litigation matters resulted in a 20.4% decrease in Selling, general, and administrative expenses, which was offset by increases in credit card charges, transaction expenses, liability insurance, and other items. Selling, general, and administrative expenses, as a percentage of sales, were 5.5% in the first 26 weeks of fiscal 2026 and 6.5% in the first 26 weeks of fiscal 2025.

Interest expense and interest income

Interest expense decreased $39.1 million, and interest expense with related parties decreased $4.1 million for the second quarter of fiscal 2026, as compared to the second quarter of fiscal 2025, primarily due to reductions in outstanding debt period over period. Interest income increased $0.1 million for the second quarter of fiscal 2026, as compared to the second quarter of fiscal 2025.

Interest expense decreased $30.2 million, and interest expense with related parties decreased $12.1 million for the first 26 weeks of fiscal 2026, as compared to the first 26 weeks of fiscal 2025, primarily due to reductions in outstanding debt period over period. Interest income increased $0.4 million for the first 26 weeks of fiscal 2026, as compared to the first 26 weeks of fiscal 2025.

Net income

Net income increased 20.6% in the second quarter of fiscal 2026, as compared to the second quarter of fiscal 2025, due primarily to the aforementioned items, as well as a decrease in our effective tax rate for the second quarter of fiscal 2026 as compared to the second quarter of fiscal 2025.

Net income increased 25.0% in the first 26 weeks of fiscal 2026, as compared to the first 26 weeks of fiscal 2025, due primarily to the aforementioned items, partially offset by an increase in our effective tax rate for the first 26 weeks of fiscal 2026, as compared to the first 26 weeks of fiscal 2025.

Liquidity and Capital Resources

Highlights

Below are comparisons of the cash flows from the first 26 weeks of fiscal 2026 to the first 26 weeks of fiscal 2025:

•	cash flows from operations were $858.6 million in the first 26 weeks of fiscal 2026, compared to $655.7 million in the first 26 weeks of fiscal 2025;

•	capital expenditures totaled $75.7 million in the first 26 weeks of fiscal 2026, compared to $44.4 million in the first 26 weeks of fiscal 2025;

•	dividends paid were $232.3 million in the first 26 weeks of fiscal 2026, and $256.0 million in the first 26 weeks of fiscal 2025;

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

June 27, 2026 and June 28, 2025

•	repayments of shareholder notes were $385.8 million in the first 26 weeks of fiscal 2026, and $100.0 million in the first 26 weeks of fiscal 2025; and

•	repayment of long-term debt was $58.2 million in the first 26 weeks of fiscal 2026, and $158.2 million in the first 26 weeks of fiscal 2025.

As of June 27, 2026, there were no borrowings outstanding under our long-term revolving credit facility and the Company had approximately $590.9 million in cash and available liquidity.

Key Sources and Uses of Cash

JRD Unico generates cash through its business operations in the U.S. JRD Unico’s strategic objectives include continuous investment in our business; these investments are funded primarily by cash from operations and, to a lesser extent, external borrowings. Traditionally, our operations have produced significant cash flow and, due to our strong financial position, we believe that we will continue to be able to effectively access capital markets, as needed. Cash generated from operations is generally allocated to:

•	working capital investments;

•	capital investments in new warehouses, other facilities, systems, other equipment and technology;

•	debt repayments; and

•	cash dividends;

Any remaining cash generated from operations may be invested in high-quality, short-term instruments.

We continue to be in a strong financial position based on our balance sheet and operating cash flows. We employ mechanisms to manage working capital, such as optimizing inventory levels and maximizing payment terms with vendors, to maintain our financial position and cash flows.

Cash Flows

Operating Activities

We generated $858.6 million in cash flows from operations in the first 26 weeks of fiscal 2026, compared to cash flows from operations of $655.7 million in the first 26 weeks of fiscal 2025. In the first 26 weeks of fiscal 2026, these amounts included a favorable comparison on inventories of $44.7 million and on income taxes payable of $30.1 million, partially offset by unfavorable comparisons in accrued expenses and other long-term liabilities.

Investing Activities

Our capital expenditures were $75.7 million in the first 26 weeks of fiscal 2026 and $44.4 million in the first 26 weeks of fiscal 2025. Our capital expenditures in the first 26 weeks of fiscal 2026 were $31.3 million higher than in the first 26 weeks of fiscal 2025, primarily attributable to non-recurring capital expenditures associated with the construction of a distribution facility that is now operational.

Capital expenditures for the first 26 weeks of fiscal 2026 and the first 26 weeks of fiscal 2025 included:

•	buildings and building improvements;

•	equipment, furniture, and fixtures;

•	construction in progress; and

•	leasehold improvements.

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

June 27, 2026 and June 28, 2025

Financing Activities

Equity Transactions

Dividends paid in the first 26 weeks of fiscal 2026 were $232.3 million, or $1,646 per share, as compared to $256.0 million, or $1,814 per share, in the first 26 weeks of fiscal 2025, partially funded from the proceeds from the issuance of private placement debt and cash flow from operations.

Debt Activity and Borrowing Availability

Our debt activity, including issuances and repayments, and our borrowing availability are described in our Combined Financial Statements and accompanying notes. Our outstanding borrowings at June 27, 2026, and repayment activity since the end of fiscal 2025 are disclosed within those notes.

Our borrowings and activity during the first 26 weeks of 2026 include:

•	Repayment of mortgage notes of $13.8 million in the first 26 weeks of fiscal 2026

•	Repayment of shareholder notes of $385.8 million

•	Repayment of $58.2 million of long-term debt

Long-term debt totaling $186.9 million will mature in fiscal 2026. We expect to fund the repayment of this debt using cash flows from operations.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses in the accompanying financial statements. Significant accounting policies employed by JRD Unico are presented in the notes to the financial statements.

Critical accounting estimates are those that are most important to the portrayal of our financial position and results of operations. These policies require our most subjective or complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain.

We believe the following accounting estimates are the most critical in the preparation of our financial statements.

Self-Insurance Reserves

We self-insure for obligations related to certain risks that we retain under our casualty program, which includes general liability and workers’ compensation liability. The accounting estimates related to our self-insurance reserves are critical accounting estimates because changes in our claim experience, our ability to settle claims or other estimates and judgments we use could potentially have a material impact on our results of operations. Our reserves for retained costs associated with our casualty program are estimated through actuarial methods, with the assistance of third-party actuaries, using loss development assumptions based on our claims history. Our casualty program reserves take into account reported claims as well as incurred-but-not-reported losses using loss development factors based upon past experience. In order to determine the loss development factors, we make judgments relating to the nature, frequency, severity, and age of claims, and industry, regulatory and company-specific trends impacting the development of claims. The actual cost to settle our self-insured casualty claim liabilities can differ from our reserve estimates because of a number of uncertainties, including the inherent difficulty in estimating the severity of a claim and the potential amount to defend and settle a claim.

As of June 27, 2026, and December 27, 2025, our self-insurance reserves were $91.0 million and $94.6 million, respectively.